Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Pre-effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-276412) of our report dated March 30, 2023, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Bone Biologics Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and Prospectus.

/s/ Weinberg & Company, P.A.

Los Angeles, California

January 17, 2024